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                                                                    EXHIBIT 99.1
  For Immediate Release

                 HIGH VOLTAGE ENGINEERING CORPORATION TO ACQUIRE
                       ANSALDO SISTEMI INDUSTRIALI S.p.A.

Wakefield, Massachusetts, October 13, 1999--High Voltage Engineering Corporation ("HVE") announced today the signing of a definitive purchase agreement to acquire Ansaldo Sistemi Industriali, S.p.A. ("ASI"), a wholly owned subsidiary of Finmeccanica S.p.A. The combined HVE and ASI will have pro forma revenues of approximately $500 million.

The purchase of ASI will significantly strengthen HVE's global position in industrial automation components and systems and will combine the operations of its Robicon subsidiary, based in Pittsburgh, PA with ASI, headquartered in Genoa, Italy. The combined ASI and Robicon will have pro forma revenues in excess of $300 million with broad solutions capability in medium AC motor drives, AC and DC low voltage motor drives, AC and DC motors, DC power conversion equipment and fully integrated industrial automation systems.

The combined ASI and Robicon will benefit from significant product, market and channel synergies with an installed base in over 60 countries worldwide. ASI with significant industrial automation market presence throughout Europe and the Middle East will complement Robicon's high power conversion market strength in North and South America, Japan and China. ASI's Ross Hill and Hill Graham subsidiaries in Houston, Texas and the United Kingdom, respectively, will provide additional power conversion expertise.

Russell L. Shade Jr., Chief Executive Officer of HVE commented, "the combination of ASI's applications expertise in metals and steel, pulp and paper, marine and cable combined with Robicon's applications expertise in water and wastewater treatment systems, oil and gas, power generation, glass, and cement sectors will provide customers a global organization capable of meeting their industrial automation needs."

HVE owns and operates a diversified group of five middle market manufacturing businesses that focus on designing and manufacturing high quality, applications-engineered products designed to address customer needs. HVE's businesses include: Physical Electronics Inc. (Eden Prairie, MN); Maxima Technologies Inc. (Lancaster, PA); Robicon Corporation (Pittsburgh, PA); Anderson Interconnect Inc. (Sterling, MA); and High Voltage Engineering Europa BV (Amersfoort, The Netherlands).




  For Further Information Contact:
  Joe McHugh, Chief Financial Officer
  Phone:   781-224-1001, Ext. 102
  Fax:       781-224-1011
                                                    --continued--


   This document contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements about expected pro forma revenue increases at HVE and Robicon. The words "will," "could result," "expects," and "should" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in customer demand, intensity of competition, difficulty in integrating new businesses and operations, the Company's high level of indebtedness and potential difficulties in obtaining acceptable sources of financing, timing and acceptance of new product introductions, and general economic and industry conditions. These risks are discussed in greater detail in the Company's Annual Report on Form 10-K for the Company's fiscal year ended April 24, 1999 and the "Risk Factors" section in the Company's Prospectus dated May 12, 1998 on file with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

  High Voltage Engineering Corporation, 401 Edgewater Place, Suite 680, Wakefield, Massachusetts 01880